Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of AmSurg Corp. of our report dated March 31, 2014 (May 13, 2014 as to the presentation of the consolidated statement of equity as discussed in Note 1, the disclosure of reportable segments as disclosed in Note 20, and December 23, 2014 as to Note 21) relating to the consolidated financial statements of Sunbeam Holdings, L.P. and Subsidiaries as of December 31, 2013 and for the year then ended appearing in AmSurg Corp.’s Current Report on Form 8-K dated December 23, 2014.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee

July 21, 2015